Exhibit 10.10

Assumption Agreement

Heritage Property and Casualty Insurance Company

THIS ASSUMPTION AGREEMENT (the “Agreement”) is effective as of the 22nd day of May, 2013 by and between Heritage Property and Casualty Insurance Company, a Florida licensed and authorized insurance company (“Heritage”), and Citizens Property Insurance Corporation, an entity created by the Legislature of the State of Florida pursuant to Subsection 627.351(6), Florida Statutes (“Citizens”).

WHEREAS, Citizens has adopted a depopulation program pursuant to Section 627.35l(6)(q)(3), Florida Statutes, whereby qualified insurers assume policies from Citizens (the “Program”);

WHEREAS, Heritage has applied to Citizens to participate in the Program and submitted a depopulation plan and wishes to assume policies on a direct basis from Citizens such that Citizens will no longer be responsible as to liability or, except as expressly set forth in this Agreement, servicing of such assumed policies;

WHEREAS, Citizens has approved Heritage for the Program based on Heritage meeting certain conditions and in reliance on all representations made by Heritage;

WHEREAS, the Office of Insurance Regulation (“OIR”) has issued a Consent Order dated May 17, 2013, in Case No. 135124-13-CO (the “Consent Order”) approving Heritage’s depopulation plan; and

WHEREAS, Heritage and Citizens entered into that certain Property Reinsurance Contract which is an interim 100% facultative quota share reinsurance agreement effective for losses as of January 1, 2013 (the “Quota Share Agreement”),

Citizens Property Insurance Corporation	Page 1 of 12
Heritage Property & Casualty Insurance Company

NOW THEREFORE, in consideration of the mutual rights and obligations stated herein, Citizens and Heritage agree as follows:

1. Term, Conditions.

A. Term of Agreement. This Agreement shall remain in effect until the completion of all of Heritage’s obligations as set forth herein.

B. Conditions to Agreement. The Consent Order contains certain conditions to the assumption. Heritage warrants that it has complied and agrees to maintain its compliance with such conditions for so long as required by the OIR and this Agreement.

2. Commitment to Remove Policies.

Heritage agrees to assume certain insurance policies from Citizens identified in Exhibit A to the Quota Share Agreement (the “Assumed Policies”) hereto in accordance with the terms of this Agreement, the Consent Order and the Quota Share Agreement. Heritage agrees to use its best efforts to successfully assume a minimum of 60,000 policies gross of opt-outs.

3. Terms of Assumption.

A. Liabilities. With respect to each of the Assumed Policies which do not opt-out and except as expressly stated herein, commencing on the date the Assumed Policies are transferred to Heritage (the “Assumption Date”) which date the parties anticipate to be June 28, 2013, Heritage shall be responsible for all insurer obligations related to the Assumed Policies, including but not limited to the servicing of such policies to the individual policyholders. For each Assumed Policy, Citizens shall remain liable for all losses occurring prior to the Assumption Date, except as provided in the Quota Share Agreement.

B. Notices; Costs. The parties shall coordinate the mailing of policyholder notices and documentation required to effectuate the assumption. The cost of all notices of assumption to the policyholders of the Assumed Policies shall be borne solely by Heritage. If Citizens pays any such costs on Heritage’s behalf, Citizens may withhold such costs from any funds payable to Heritage by Citizens. Otherwise, Heritage shall reimburse Citizens for such costs within thirty (30) days of Heritage’s receipt of a billing statement from Citizens.

Citizens Property Insurance Corporation	Page 2 of 12
Heritage Property & Casualty Insurance Company

C. Assumed Premium. Citizens shall direct the release of the unearned premium on the Assumed Policies less all taxes, fees, or surcharges invoiced for collection on such policies as determined by Citizens (the “Assumed Premium”) within 15 days of the end of the last opt-out period relevant to the Policies. Upon receipt of Assumed Premiums from Citizens, Heritage shall hold 5% thereof (the “Holdback”) in a segregated account until a mutually-agreed true-up date anticipated to occur in December 2013, after which true up the Holdback funds shall be released in accordance herewith. This Holdback shall be used to secure Heritage’s performance of its obligations stated in this Agreement. If Heritage is in breach of this Agreement and such breach can be cured, Heritage shall have thirty days to cure. If the breach is not cured within the thirty-day period or if the breach cannot be cured, Heritage shall pay the Holdback to Citizens. Heritage shall not use the Holdback funds for any purpose until release unless agreed by Citizens. Citizens may audit this account at any time.

D. Servicing of Policies. Commencing on the Assumption Date of an Assumed Policy:

(i) Until the first renewal date after assumption, Citizens shall process endorsements and cancellations and provide other routine policy services with respect to each of the Assumed Policies.

(ii) Heritage shall offer and process offers of renewal coverage with respect to Assumed Policies, and shall be solely responsible for all servicing activities as of the first renewal thereof.

E. Returned Policies. Any policyholder under an Assumed Policy may elect to return to Citizens (also referred to as opting out of the assumption) under the conditions stated in the Consent Order (a “Returned Policy”). Heritage shall process all timely requests to return to Citizens and forward such requests, along with all unearned premiums after the Assumption Date, received on such Returned Policies, to Citizens in a format acceptable to Citizens.

F. Claims Servicing.

(i) Citizens shall be solely responsible for the payment and servicing of claims for losses occurring prior to the Assumption Date for Assumed Policies, except as provided in the Quota Share Agreement, and for Returned Policies as of such date Heritage notifies Citizens of the return and sends the policy and claims documentation to Citizens.

Citizens Property Insurance Corporation	Page 3 of 12
Heritage Property & Casualty Insurance Company

(ii) Heritage is solely responsible for the payment and servicing of claims for losses occurring on or after the Assumption Date for all Assumed Policies, and is further responsible for servicing Returned Policies until such time that each such policy and claim documentation has been returned to Citizens.

(iii) Citizens agrees that in instances where the sharing of information will facilitate the resolution of a claim occurring after the Assumption Date, and in accordance with applicable state and federal laws, it may share claims, underwriting and other information with Heritage.

(iv) With regard to losses occurring on Assumed Policies on or after the Assumption Date, Citizens shall give notice promptly to Heritage of any claim or the commencement of any legal proceedings against Citizens with respect to such claim. Citizens shall have the exclusive right to control the defense of any claim for loss occurring prior to the Assumption Date and Heritage shall have the exclusive right to control the defense of any claim for loss occurring on or after the Assumption Date, other than for Returned Policies and except as provided in the Quota Share Agreement.

(v) With regard to Returned Policies, Heritage shall immediately notify Citizens of any claims thereon and immediately communicate all policy and claim information to Citizens. To the extent that Heritage has incurred loss adjustment expenses on claims for Returned Policies, Citizens will reimburse Heritage for such expenses only to the extent and amount that Citizens would have paid for such expenses. All claims for such reimbursement must be made within 30 days of when such policies return to Citizens.

G. Implementation.

(i) The parties hereto acknowledge that, pursuant to all applicable laws and this Agreement, Citizens will use its sole judgment and discretion in creating and implementing the assumption procedure. There may be multiple assumption rounds which together implement the entire assumption commitment described in this Agreement.

(ii) Heritage agrees to assume the policies from Citizens as described in Paragraph 2 above between the execution hereof and June 28, 2013.

Citizens Property Insurance Corporation	Page 4 of 12
Heritage Property & Casualty Insurance Company

(iii) Heritage agrees to use its best efforts to replace policies lost due to opt-outs as necessary to meets its minimum assumption commitment as expeditiously as possible.

(iv) Agent Appointments. Heritage represents that all of the Assumed Policies currently have an agent of record who is appointed with Heritage. Heritage agrees to comply with the requirements of Sect. 627.351(6), Florida Statutes, concerning its obligation to affected agents. Both parties acknowledge policyholder rights under Section 627.3517, Florida Statutes.

(v) Assumption Notices. At Citizens’ direction, Heritage shall provide the assumption notice to policyholders using Heritage’s letterhead with logo and signature at Heritage’s sole expense.

4. Consent Order, Quota Share Agreement.

Heritage shall comply with the terms of the Consent Order and Quota Share Agreement.

5. Heritage’s Ongoing Obligations Regarding Assumed Policies.

A. Heritage shall offer to renew each Assumed Policy for a minimum of three years from its Assumption Date. For three years beginning January 1, 2013, Heritage’s renewals of Assumed Policies shall be written on Heritage’s policy forms, offering at least the same deductible and coverage options as Citizens’ forms, and shall include an average annual rate equal to Citizens’ then-current comparable rate for such Policies, plus an increase no greater than the higher of any approved average rate increases for comparable risks granted to Citizens or 10% (the “glide path”), unless otherwise approved by the OIR due to exigent circumstances, or the policyholder voluntarily elects another policy form offered by Heritage and pays the manual premium for such coverage.

B. Notwithstanding (A) above, Heritage may cancel or non-renew an Assumed Policy for nonpayment of premium, material misstatement, fraud or full payment of policy limits, subject to its duty to replace such Assumed Policy as described below.

Citizens Property Insurance Corporation	Page 5 of 12
Heritage Property & Casualty Insurance Company

C. Ongoing Policy Assumption Reporting. Heritage’s retention of the Assumed Policies under this Agreement is a fundamental component of the consideration for this Agreement. It is recognized that through the period of time Heritage is obligated to retain the Assumed Policies, there may be attrition for various reasons. To assure that any loss of an Assumed Policy is promptly addressed, the following reporting procedures will be followed as long as Heritage is required to retain the Assumed Policies:

(i) Citizens will establish a process whereby, on a monthly basis, Heritage identifies all Assumed Policies which have discontinued coverage with Heritage for any reason (the “Monthly Report”). This Monthly Report shall contain the policy number, former Citizens policy number (if different), TIV, zip code of insured premises, Citizens rating territory, assumption date, date of discontinuation of coverage, and reason for discontinuation of coverage for each affected policy. The Monthly Report shall be in an electronic format determined by Citizens.

(ii) Heritage will communicate the Monthly Report to Citizens on or before the fifteenth day of each month for the prior month.

(iii) Citizens will audit Heritage’s reporting of such policies no less than annually. Such audit will be solely at Heritage’s expense.

(iv) Commencing on January 1, 2013 and continuing for a period of three years, Heritage will use its best efforts to replace either through assumption of Citizens’ policies or writing of similar policies in the voluntary market each Assumed Policy which discontinues coverage with Heritage within the first 60 days of the calendar quarter following the quarter in which the Assumed Policy is reported to have discontinued coverage with Heritage.

D. Replacement of Policies. Because Heritage must retain the Assumed Policies under this Agreement for a period of three years, it is expected that there will be attrition in the Assumed Policies for a variety of reasons. Regardless of the reason for such attrition, policies lost through attrition must be replaced by Heritage in order to remain compliant with the terms of this Agreement (“Replacement Policies”). It is the express intent of this Agreement that Assumed Policies and any Replacement Policies be taken out of Citizens for the agreed three-year period. To assure that the new policy matches the policy to be replaced to the optimum extent feasible, the following progression will be used in selecting a Replacement Policy:

(i) Heritage shall identify a policy in the same Citizens account and rating territory and Florida Hurricane Catastrophe Fund premium and shall assume a Replacement Policy meeting those criteria.

Citizens Property Insurance Corporation	Page 6 of 12
Heritage Property & Casualty Insurance Company

(ii) If Heritage is unable to identify a Citizens policy as provided above, Heritage may replace the policy with a private market policy in the same Citizens rating territory that has at least the same Florida Hurricane Catastrophe Fund premium as the policy to be replaced calculated as of the date of replacement.

Any Replacement Policy must be treated the same as the Assumed Policy it replaced, and must be offered a renewal during the remainder of the three-year period for the original Assumed Policy measured from the original Assumption Date for the policy replaced.

6. Right of Access, Inspection or Audit. Citizens or its representatives, upon one business day’s advance written notice, shall be entitled to access, review, or audit, at Heritage’s expense, the relevant books and records of Heritage during normal business hours to confirm Heritage’s compliance with the terms and conditions of this Agreement. Such audit will be at Heritage’s sole expense. To the extent necessary to carry out the terms of this Agreement, Heritage, at its sole expense, shall be entitled to access and review of Citizens’ records as they pertain to the Assumed Policies.

7. Heritage’s Continuing Obligations. Heritage, during the period of this Agreement, shall remain duly licensed and authorized as an admitted insurer to transact property and casualty insurance business in the State of Florida and to transact the lines of insurance applicable to the Assumed Policies, and in compliance with Florida statutes, rules, and regulations governing its insurance business, and with this Agreement. If Heritage becomes subject to any regulatory discipline, financial impairment or insolvency issues, Heritage must report such issues to Citizens immediately. Additionally, Heritage agrees to refrain from paying dividends or other share of profits to any person or entity for three years from the effective date of this Agreement unless the OIR expressly approves such dividend.

Citizens Property Insurance Corporation	Page 7 of 12
Heritage Property & Casualty Insurance Company

8. Breach, Default, Cure and Other Remedies.

A. Events of Default. A default under this Agreement occurs in the event of any material breach of an obligation, representation or warranty of a party as set forth in this Agreement or the Quota Share Agreement. Further, the following regulatory events shall constitute a default:

(i) Heritage fails to maintain its authority and licensing to conduct its business as provided in this Agreement;

(ii) Heritage becomes subject to an order of administrative supervision, rehabilitation, or liquidation pursuant to Chapter 631, Florida Statutes;

(iii) The issuance of any other order of the OIR or the Department of Financial Services or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of Heritage to engage in the business of property and casualty insurance, or which results in Heritage canceling or nonrenewing its non-assumed and Assumed Policies; or

(iv) Heritage violates any term or condition of the Consent Order.

B. Cure. In the event of a breach that may be cured, the non-breaching party shall give the breaching party written notice of the material breach. Failure of the defaulting party to cure such material breach or default within fifteen (15) days of the receipt of such notice shall constitute default of this Agreement. In the case of a default caused by the occurrence of a regulatory event described above, there shall be no right to cure.

C. Remedies. Should Heritage default and not timely cure such default, if applicable, Citizens may prohibit Heritage from further assumption of policies pursuant to this Agreement or any future agreement. In addition to any rights and remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and equity. Moreover, any material breach of this Agreement shall constitute a violation of the Consent Order.

Citizens Property Insurance Corporation	Page 8 of 12
Heritage Property & Casualty Insurance Company

9. Attorney’s Fees. If either of the parties hereto brings an administrative or court action arising out of or related to this Agreement, the prevailing party shall be entitled to recover its legal expenses, including reasonable attorney’s fees and costs, including attorney’s fees and costs for any appeals taken.

10. Underwriting Information and Procedures. Heritage understands and agrees that Citizens does not warrant the accuracy of policy information provided to Citizens including without limitation that the application information provided to Citizens is accurate. Moreover, Citizens does not warrant the accuracy or completeness of underwriting procedures used in relation to the Assumed Policies.

11. Survival of Obligations. This Agreement shall be binding upon the parties, their legal representatives, successors and assigns.

12. Florida Law and Jurisdiction. It is acknowledged that this Agreement is executed in and shall be construed and governed exclusively by and in accordance with the laws of the State of Florida. The state courts in Leon County, Florida, shall have exclusive jurisdiction over any controversy between the parties arising out of or related to this Agreement.

13. Assignment. Heritage may not assign or transfer this Agreement, or any benefit or right under this Agreement without Citizens’ prior written consent. Any change in control as defined in the Florida Insurance Code of Heritage is deemed a transfer of this Agreement requiring Citizens’ written consent.

Citizens Property Insurance Corporation	Page 9 of 12
Heritage Property & Casualty Insurance Company

14. Invalidation. In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement remain in full force and effect.

15. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and such changed terms have after submissions to, not been disapproved by the OIR. The parties agree that no oral modification of this provision is enforceable or valid. To the extent there is any conflict between the terms of this Agreement and the Quota Share Agreement, the provisions of the Quota Share Agreement shall control.

16. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight mail, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

Notice to Heritage:

Richard Widdicombe

Chief Executive Officer

Heritage Property & Casualty Insurance Company

700 Central Ave # 500

St Petersburg, FL 33701

Notice to Citizens:

Mr. Barry Gilway

President/CEO and Executive Director

Citizens Property Insurance Corporation

2312 Killearn Center Boulevard

Tallahassee, Florida 32309

(850) 513-3780

Citizens Property Insurance Corporation	Page 10 of 12
Heritage Property & Casualty Insurance Company

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight carrier shall be deemed delivered on the second business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed delivered on the fifth business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

17. Compliance with Laws. Heritage agrees to comply with all applicable laws, regulations, and directives of the OIR.

18. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

19. Confidentiality. Heritage agrees to treat all policyholder information provided as confidential and certifies that all such information provided by Citizens shall be used strictly to adjust claims and service Assumed Policies and not for any other purpose.

20. Non-Waiver. The failure of Citizens to insist on strict compliance with this Agreement or exercise any right or remedy hereunder to enforce any provision of this Agreement shall not constitute a waiver of any rights contained herein nor stop the Parties from thereafter demanding full and complete compliance or from exercising any remedy in the future. The waiver of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

Citizens Property Insurance Corporation	Page 11 of 12
Heritage Property & Casualty Insurance Company

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

Citizens Property Insurance Corporation

BY:
Barry J. Gilway
President/CEO and Executive Director

Heritage Property & Casualty Insurance Company

BY:
Richard Widdicombe
President

Citizens Property Insurance Corporation	Page 12 of 12
Heritage Property & Casualty Insurance Company